Exhibit 99.1


                            FOR IMMEDIATE RELEASE

                      HALLMARK FINANCIAL SERVICES, INC.
                FOURTH QUARTER AND YEAR 2004 EARNINGS RESULTS

 FORT WORTH, Texas, (March 30, 2005) - Hallmark Financial Services, Inc. today reported operating results for the fourth quarter and year ended December 31, 2004. Net income for the quarter ended December 31, 2004 was $1.4 million as compared to a net loss of $0.4 million for the same period in 2003. Income before extraordinary gain for the year ended December 31, 2004 increased 785% to $5.8 million, or $0.16 per diluted share, as compared to Income before extraordinary gain of $0.7 million, or $0.03 per diluted share, for the same period in 2003.

 Total net income for the year ended December 31, 2004 was $5.8 million, or $0.16 per diluted share, as compared to $8.7 million, or $0.46 per diluted share for the same period in 2003. Fiscal 2003 included an extraordinary gain of $8.1 million related to the acquisition of Phoenix Indemnity Insurance Company. Hallmark's weighted average shares outstanding also increased to 36.7 million diluted shares during fiscal 2004, compared to
 18.8 million diluted shares during fiscal 2003, primarily as a result of a successful shareholder rights offering completed in the third quarter of fiscal 2003.

 "With these fourth quarter results, we concluded the year with the highest operating earnings in the Company's history. The fourth quarter reflects solid financial results and is indicative of the quality of our core books of business. The Company's record 2004 operating earnings were driven by continued strength across both of our reporting segments," stated Mark E. Schwarz, Chief Executive Officer. "These results continue to reflect sustained favorable market conditions and ongoing initiatives directed at improving profitability through disciplined underwriting and policy pricing, improved agency relations and expense management. As we go forward, we intend to continue to focus on these initiatives, while selectively expanding the business in areas that offer the best opportunities to increase profitability," Mr. Schwarz continued.

 "Our strong financial results in 2004 reflect improved underwriting performance in both of our business segments," stated Mark J. Morrison, Executive Vice-President & Chief Financial Officer. "In our personal lines segment, the actions commenced in 2003 to restructure the existing book of business have resulted in significantly improved underwriting results and increased statutory surplus. The loss and loss adjustment expense ratio for this segment for the year ended December 31, 2004, was 59% compared to 72% for 2003, resulting in an increase in income before tax and extraordinary gain of more than 315% year over year. These results have allowed us to decrease our use of outside reinsurance and to leverage our increasing statutory surplus base, thus providing additional margin on business produced going forward. In the commercial segment, revenue for the year ended December 31, 2004, increased by more than 18% over 2003. This improvement is a result of increased premium production arising largely from premium rate increases on renewal business, increased commission rates because of improved underwriting performance on policies produced, and enhanced compensation provisions agreed to with our outside insurance carrier effective on July 1, 2004. Despite flattening rate increases in 2005, we anticipate that these favorable trends will continue at moderating levels," Mr. Morrison concluded.


 Hallmark Financial Services, Inc. engages primarily in the sale of property and casualty insurance products. The Company's business involves marketing and underwriting of non-standard personal automobile insurance primarily in Texas, Arizona and New Mexico, marketing commercial insurance primarily in Texas, New Mexico, Idaho, Oregon and Washington, third party claims administration, and other insurance related services. The Company is headquartered in Fort Worth, Texas and its common stock is listed on the American Stock Exchange under the symbol "HAF.EC".

 Forward-looking statements in this Release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, interest rate trends, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company's periodic report filings with the Securities and Exchange Commission.


                     For further information, please contact:
             Mark J. Morrison, Chief Financial Officer at 817.348.1600
                                www.hallmarkgrp.com

              HALLMARK FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except earnings per share)


                                    Three Months Ended    Twelve Months Ended
                                        December 31            December 31
                                    ------------------     ------------------
                                      2004       2003        2004       2003
                                    -------    -------     -------    -------
 Gross premiums written            $ 10,215   $  6,934    $ 33,389   $ 43,338
 Ceded premiums written                (347)       165        (322)    (6,769)
                                    -------    -------     -------    -------
   Net premiums written               9,868      7,099      33,067     36,569
   Change in net unearned premiums   (1,095)     1,551        (622)     5,406
                                    -------    -------     -------    -------
   Net premiums earned                8,773      8,650      32,445     41,975

 Investment income, net of expenses     392        376       1,386      1,198
 Realized gain (loss)                    30        225         (27)       (88)
 Finance charges                        539        608       2,183      3,544
 Commission and fees                  4,865      5,138      21,100     17,544
 Processing and service fees          1,443      1,391       6,003      4,900
 Other income                            10         40          31        486
                                    -------    -------     -------    -------
   Total revenues                    16,052     16,428      63,121     69,559

 Losses and loss adjustment expenses  5,037      7,592      19,137     30,188
 Other operating costs and expenses   8,944      9,662      35,290     37,386
 Interest expense                         3         37          64      1,271
 Amortization of intangible asset         7          7          28         28
                                    -------    -------     -------    -------
   Total expenses                    13,991     17,298      54,519     68,873

 Income before income tax expense
   (benefit) and extraordinary gain   2,061       (870)      8,602        686

 Income tax expense (benefit)           660       (473)      2,753         25
                                    -------    -------     -------    -------

 Income (loss) before
   extraordinary gain (loss)       $  1,401    $  (397)   $  5,849   $    661


 Extraordinary gain (loss)                -        (32)          -      8,084
                                    -------    -------     -------    -------
 Net income (loss)                 $  1,401   $   (429)   $  5,849   $  8,745
                                    =======    =======     =======    =======

 Basic earnings per share:
   Income (loss) before
     extraordinary gain            $   0.04   $  (0.01)   $   0.16   $   0.03
   Extraordinary gain                     -          -           -       0.44
                                    -------    -------     -------    -------
   Net income (loss)               $   0.04   $  (0.01)   $   0.16   $   0.47
                                    =======    =======     =======    =======

 Diluted earnings per share:
   Income (loss) before
     extraordinary gain            $   0.04   $  (0.01)   $   0.16   $   0.03
   Extraordinary gain                     -          -           -       0.43
                                    -------    -------     -------    -------
   Net income (loss)               $   0.04   $  (0.01)   $   0.16   $   0.46
                                    =======    =======     =======    =======